                                                                     EXHIBIT 4.4
________________________________________________________________________________





                         SECURITIES PURCHASE AGREEMENT


                                  by and among


                        BOOTH CREEK SKI HOLDINGS, INC.,


                          THE GUARANTORS NAMED HEREIN


                                      and

                       THE INITIAL PURCHASER NAMED HEREIN



                         ______________________________

                           Dated as of March 13, 1997



________________________________________________________________________________


                               TABLE OF CONTENTS

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                                                ARTICLE I

                                                DEFINITIONS

Section 1.1.    Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          1
Section 1.2.    Accounting Terms; Financial
                   Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          7

                                               ARTICLE II

                                       ISSUE OF NOTES; PURCHASE AND SALE OF
                                        NOTES; RIGHTS OF HOLDERS OF NOTES;
                                          OFFERING BY INITIAL PURCHASER

Section 2.1.    Issue of Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          7
Section 2.2.    Purchase, Sale and Delivery of Notes;
                  Grant of Option to Purchase Additional
                  Notes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          8
Section 2.3.    Registration Rights of Holders
                   of Notes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          9
Section 2.4.    Offering by the Initial Purchaser . . . . . . . . . . . . . . . . . . . .          9

                                               ARTICLE III

                                    REPRESENTATIONS AND WARRANTIES; RESALE OF NOTES

Section 3.1.    Representations and Warranties of
                   the Company and the Guarantors   . . . . . . . . . . . . . . . . . . .          9
Section 3.2.    Resale of Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          23

                                               ARTICLE IV

                                      CONDITIONS PRECEDENT TO CLOSING

Section 4.1.    Conditions Precedent to Obligations
                   of the Initial Purchaser   . . . . . . . . . . . . . . . . . . . . . .         24

                                                 ARTICLE V

                                                 COVENANTS

Section 5.1.    Covenants of the Company and the
                   Guarantors   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         27





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                                                   ARTICLE VI

                                                     FEES

Section 6.1       Costs, Expenses and Taxes . . . . . . . . . . . . . . . . . . . . . . . .          30

                                                   ARTICLE VII

                                                   INDEMNITY

Section 7.1.      Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          31
Section 7.2.      Contribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          34
Section 7.3.      Registration Rights Agreement . . . . . . . . . . . . . . . . . . . . . .          35

                                                   ARTICLE VIII

                                                   MISCELLANEOUS

Section 8.1.      Survival of Provisions  . . . . . . . . . . . . . . . . . . . . . . . . .          35
Section 8.2.      Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          35
Section 8.3.      No Waiver; Modifications in
                     Writing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          36
Section 8.4       Information Supplied by the Initial
                     Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          37
Section 8.5.      Communications  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          37
Section 8.6.      Execution in Counterparts . . . . . . . . . . . . . . . . . . . . . . . .          37
Section 8.7.      Successors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          38
Section 8.8.      Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          38
Section 8.9.      Severability of Provisions  . . . . . . . . . . . . . . . . . . . . . . .          38
Section 8.10.     Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          38

SIGNATURE PAGE        . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          39





                                      -ii-
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                 SECURITIES PURCHASE AGREEMENT, dated as of March 13, 1997 (the
"Agreement"), among BOOTH CREEK SKI HOLDINGS, INC., a Delaware corporation (the "Company"), the Guarantors (as defined herein) and CIBC WOOD GUNDY SECURITIES CORP. (the "Initial Purchaser").

                 In consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

                 Section 1.1. Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

                 "Accredited Investor" has the meaning provided therefor in
Section 3.2 of this Agreement.

                 "Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

                 "Affiliate" means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Person in question. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of at least 10% of the voting securities of a Person shall be deemed to be control.

                 "Agreement" means this Agreement, as the same may be amended, supplemented or modified in accordance with the terms hereof.

                 "Basic Documents" means, collectively, the Indenture, the Notes, the Guarantee, the Registration Rights Agreement and this Agreement.

                 "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the City of New York are authorized or obligated by law to close.

                 "Capital Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's equity, including membership interests or units in a limited liability company, and includes, without limitation, all series and classes of such equity.

                 "Closing" has the meaning provided therefor in Section 2.2 of this Agreement.

                 "Code" means the Internal Revenue Code of 1986, as amended.

                 "Commission" means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Act.

                 "Default" means any event, act or condition which, with notice or lapse of time or both, would constitute an Event of Default.

                 "Environmental Claim" means any written allegation, notice of violation, claim, demand, abatement order or other order by any Tribunal or any Person for any response or corrective action, any damage, including, without limitation, personal injury (including sickness, disease or death), property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, in each case arising under any Environmental Law, including without limitation, relating to, resulting from or in connection with Hazardous Materials and relating to the Company, any Subsidiaries of the Company or any Facilities.

                 "Environmental Laws" means the common law and all statutes, ordinances, orders, rules, regulations or decrees relating to (i) fines, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the Release or threatened Release of Hazardous Materials, (ii) the generation, use, storage, treatment, transportation or disposal of Hazardous Materials, or (iii) pollution or protection of human health, safety or the environment, including without limitation, ambient air, indoor air, soil, surface water, ground water, land, or subsurface strata, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Section 11001 et seq.), each as amended or supplemented, and any analogous present statutes and regulations promulgated pursuant thereto, each as in effect as of the date of determination, provided, however, that as used in Section 3.1(y), the term "Environmental Laws" means, Environmental Laws in effect on the Closing Date.

                 "Environmental Lien" means a Lien in favor of a Tribunal or other Person (i) for any liability under an Environmental Law or (ii) for damages arising from or costs incurred by such Tribunal or other Person in response to a Release or threatened Release of any Hazardous Materials.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                 "Event of Default" means any event defined as an Event of Default in the Indenture.

                 "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

                 "Exchange Notes" has the meaning provided therefor in the Registration Rights Agreement.

                 "Facilities" means any and all real property (including without limitation, all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by any of the Company or Subsidiaries of the Company or any of their respective predecessors in interest.

                 "Final Memorandum" has the meaning provided therefor in
Section 2.1 of this Agreement.

                 "Guarantee" has the meaning provided therefor in Section 2.1 of this Agreement.

                 "Guarantors" means Trimont Land Company, Sierra-at-Tahoe, Inc., Bear Mountain, Inc., Waterville Valley Ski Resort, Inc., Mount Cranmore Ski Resort, Inc., Booth Creek Ski Acquisition Corp. and Ski Lifts, Inc.

                 "Hazardous Materials" means any pollutant, contaminant, toxic, hazardous or extremely hazardous substance, constituent or waste, or any other constituent, waste, material, compound or substance including, without limitation, petroleum including crude oil or any fraction thereof, or any petroleum product, subject to regulation under any Environmental Law.

                 "Indemnified Party" has the meaning provided therefor in
Section 7.1(c) of this Agreement.

                 "Indemnifying Party" has the meaning provided therefor in
Section 7.1(c) of this Agreement.

                 "Indenture" means the indenture dated as of March 18, 1997 among the Company, the Guarantors and the Trustee, under which the Notes will be issued.

                 "Initial Purchaser" has the meaning set forth in the introductory paragraph to this Agreement.

                 "Lien" means, with respect to any property or assets of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including without limitation, any Capitalized Lease Obligations (as defined in the Indenture)), conditional sales, or other title retention agreement having substantially the same economic effect as any of the foregoing.

                 "Material Adverse Effect" means, with respect to the Company and its Subsidiaries, a material adverse effect on the business, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries, taken as a whole; provided that, with respect to the Company and the Guarantors, "Material Adverse Effect" shall also mean a material adverse effect on the ability of the Company and the Guarantors to perform their respective obligations under this Agreement or the other Basic Documents.

                 "Memorandum" has the meaning provided therefor in Section 2.1 of this Agreement.

                 "Notes" means the 12 1/2% Senior Notes due 2007 of the
Company.

                 "Offering" has the meaning assigned thereto in the Memorandum.

                 "Offering Materials" has the meaning provided therefor in
Section 7.1 of this Agreement.

                 "Option" has the meaning provided therefor in Section 2.2(b) of this Agreement.

                 "Permits" means certificates, permits, licenses, franchises, consents, approvals, authorizations and clearances that are material to the condition (financial or otherwise), business or operations of the Company and the Subsidiaries of the Company, taken as a whole.

                 "Person" means any individual, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint-stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

                 "PORTAL" means the Private Offering, Resales, and Trading through Automated Linkages Market.

                 "Preliminary Memorandum" has the meaning provided therefor in
Section 2.1 of this Agreement.

                 "Private Exchange Notes" shall have the meaning provided therefor in the Registration Rights Agreement.

                 "Proceeding" has the meaning provided therefor in Section 7.1(c) of this Agreement.

                 "QIB" has the meaning provided therefor in Section 3.2 of this Agreement.

                 "Real Property Assets" means interests in land, buildings, improvements and fixtures attached thereto or used in the operation thereof, in each case owned or leased (as lessee) by the Company or Subsidiaries of the Company and, as used in Section 3.1(y), including land, buildings, improvements and fixtures operated by the Company or Subsidiaries of the Company.

                 "Registration Rights Agreement" means the registration rights agreement among the Company, the Guarantors and the Initial Purchaser relating to the Notes.

                 "Release" means any spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dumping, leaching or migration of Hazardous Materials (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials.

                 "Senior Credit Facility" has the meaning provided therefor in the Indenture.

                 "State" means each of the states of the United States, the District of Columbia and the Commonwealth of Puerto Rico.

                 "State Commission" means any agency of any State having jurisdiction to enforce such State's securities laws.

                 "Subsidiaries" means, with respect to any Person, any corporation, partnership, joint venture, association or other business entity, whether now existing or hereafter organized or acquired, (i) in the case of a corporation, of which more than 50% of the total voting power of the capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or trustees thereof is held by such first-named Person or any of its Subsidiaries; or (ii) in the case of a partnership, limited liability company, joint venture, association or other business entity, with respect to which such first-named Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise or if in accordance with generally accepted accounting principles such entity is consolidated with the first-named Person for financial statement purposes. When used in any representation, warranty or covenant contained herein, the terms "Subsidiaries" or "Subsidiary" shall mean Subsidiaries or a Subsidiary of a Person at the time such representation, warranty or covenant is made or deemed made.

                 "Taxes" has the meaning provided therefor in Section 3.1(v) of this Agreement.

                 "Time of Purchase" has the meaning provided therefor in
Section 2.2 of this Agreement.

                 "Transactions" has the meaning provided therefor in the Final Memorandum.

                 "Tribunal" means any government, any arbitration panel, any court or any governmental department, commission, board, bureau, agency authority or instrumentality of the United States of America or any state, province, commonwealth, nation, territory, possession, county, parish, town, township, village or municipality, whether now or hereafter constituted and/or existing.

                 "Trustee" means Marine Midland Bank, as trustee under the Indenture.

                 "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission thereunder.

                 Section 1.2. Accounting Terms; Financial Statements. All accounting terms used herein not expressly defined in this Agreement shall have the respective meanings given to them in accordance with sound accounting practice. The term "sound accounting practice" shall mean such accounting practice as, in the opinion of the independent accountants regularly retained by the Company, conforms at the time to generally accepted accounting principles in the United States applied on a consistent basis except for changes which such accountants believe are reasonable. All determinations to which accounting principles apply shall be made in accordance with sound accounting practice.

                                   ARTICLE II

                       ISSUE OF NOTES; PURCHASE AND SALE
                     OF NOTES; RIGHTS OF HOLDERS OF NOTES;
                         OFFERING BY INITIAL PURCHASER

                 Section 2.1. Issue of Notes. The Company has authorized the issuance of $110,000,000 aggregate principal amount of the Notes which are to be issued pursuant to the Indenture. The Company has also authorized the issuance of up to an additional $6,000,000 aggregate principal amount of the Notes which are to be issued pursuant to the Indenture upon exercise by the Initial Purchaser of its Option (as defined in Section 2.2(b) hereof) and to the extent and subject to the terms thereof. Each Note will be substantially in the form of the Note set forth as Exhibit A to the Indenture. The Notes will be unconditionally guaranteed, on a senior basis, as to payment of principal, premium, if any, and interest, jointly and severally, by the Guarantors (the "Guarantee"). Each Guarantee will be substantially in the form of the Guarantee set forth as Exhibit G to the Indenture.

                 The Notes will be offered and sold to the Initial Purchaser without being registered under the Act, in reliance on exemptions therefrom.

                 In connection with the sale of the Notes, the Company and the Guarantors have prepared a preliminary offering memorandum dated February 25, 1997 (the "Preliminary Memorandum") and prepared a final offering memorandum dated March 13, 1997 (the "Final Memorandum" and, together with the Preliminary Memorandum, the "Memorandum") setting forth or including a description of the terms of the Notes and the Guarantees, the terms of the Offering, a description of the Company and the Guarantors and any material developments relating to the Company and the Guarantors occurring after the date of the most recent financial statements included therein.

                 Section 2.2. Purchase, Sale and Delivery of Notes; Grant of Option to Purchase Additional Notes. (a) On the basis of the representations, warranties, agreements and covenants herein contained and subject to the terms and conditions herein set forth, the Company agrees that it will sell to the Initial Purchaser, and the Initial Purchaser agrees that it will purchase from the Company at the Time of Purchase, $110,000,000 aggregate principal amount of the Notes (the "Firm Notes") at a price equal to 97% of the principal amount thereof.

                 (b) In addition, on the basis of the representations, warranties, agreements and covenants herein contained and subject to the terms and conditions herein set forth, the Company hereby grants an option (the "Option") to the Initial Purchaser to purchase up to an additional $6,000,000 aggregate principal amount of the Notes (the "Option Notes"), at the price per Note set forth in Section 2.2(a) hereof. The Option will expire thirty (30) days after the date hereof and may be exercised in whole or in part upon notice by the Initial Purchaser to the Company setting forth the aggregate principal amount of Option Notes as to which the Initial Purchaser is then exercising the Option and the time and date of payment and delivery for such Option Notes. Such time and date of delivery, if any (any such date, a "Date of Delivery"), shall be determined by the Initial Purchaser, but shall not be later than ten
(10) full business days after any exercise of said Option.

                 (c) The purchase, sale and delivery of the Firm Notes will take place at a closing (the "Closing") at the offices of Winston & Strawn, 200 Park Avenue, New York, New York, at 10:00 A.M., New York time, on March 18, 1997, or such later date and time, if any, as the Initial Purchaser and the Company shall agree. The time at which such Closing is concluded is herein called the "Time of Purchase." In addition, in the event that any or all of the Option Notes are purchased by the Initial Purchaser, payment of the purchase price for, and delivery of certificates for, such Option Notes shall be made at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York 10005, or at such other place as shall be agreed upon by the Initial Purchaser and the Company on the Date of Delivery specified in the notice from the Initial Purchaser to the Company.

                 (d) One or more certificates in definitive form for the Notes that the Initial Purchaser has agreed to purchase hereunder, and in such denomination or denominations and registered in such name or names as the Initial Purchaser requests upon notice to the Company at least 36 hours prior to the Closing or any Date of Delivery, as the case may be, shall be delivered by or on behalf of the Company to the Initial Purchaser, against payment by or on behalf of the Initial Purchaser of the purchase price therefor by wire transfer of immediately available funds wired in accordance with the written instructions of the Company. The Company will make such certificate or certificates for the Notes available for checking and packaging by the Initial Purchaser at the offices of the Initial Purchaser, or such other place as the Initial Purchaser may designate, at least 24 hours prior to the Closing or any Date of Delivery, as the case may be.

                 Section 2.3. Registration Rights of Holders of Notes. The Initial Purchaser and its direct and indirect transferees of the Notes will have such rights with respect to the registration thereof under the Act and qualification of the Indenture under the Trust Indenture Act as are set forth in the Registration Rights Agreement.

                 Section 2.4. Offering by the Initial Purchaser. The Initial Purchaser proposes to make an offering of the Notes at the price and upon the terms set forth in the Final Memorandum, as soon as practicable after this Agreement is entered into and as in the judgment of the Initial Purchaser is advisable.

                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES; RESALE OF NOTES

                 Section 3.1. Representations and Warranties of the Company and the Guarantors. The Company and the Guarantors, jointly and severally, represent and warrant to and agree with the Initial Purchaser as follows:

                 (a) The Final Memorandum, as of its date and at the Time of Purchase or Date of Delivery, as the case may be, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this Section 3.1(a) do not apply to statements or omissions made in reliance upon and in conformity with information relating to the Initial Purchaser furnished to the Company in writing by the Initial Purchaser expressly for use in the Final Memorandum or any amendment or supplement thereto as set forth in Section 8.4 hereof.

                 (b) The audited balance sheet of the Company together with related notes, set forth in the Final Memorandum fairly presents the financial condition of the Company as of the date indicated therein. The audited financial statements of each of the Resort Group of Fibreboard Corporation; Waterville Valley Ski Area Ltd.; Ski Lifts, Inc.; and Grand Targhee Incorporated (collectively, the "Audited Entities") together with related notes, set forth in the Final Memorandum fairly present the financial condition, results of operations and cash flows of the Audited Entities, as of the dates indicated and for the periods to which they relate and have been prepared in accordance with generally accepted accounting principles consistently applied throughout, except as otherwise stated therein; the summary and selected financial data in the Final Memorandum present fairly the financial information shown therein and have been prepared and compiled on a basis consistent with audited financial statements included therein, except as otherwise stated therein; and the pro forma financial information and the related notes thereto included in the Final Memorandum have been prepared using reasonable assumptions (except with respect to the adjusted pro forma financial data and note K to the unaudited pro forma condensed consolidated statement of operations, which each includes supplemental adjustments not provided for under the Act, but which are appropriate to give effect to the transactions or circumstances referred to therein) and have been prepared in accordance with the applicable requirements of the Act and include all adjustments necessary to present fairly the pro forma financial information included in the Final Memorandum at the respective dates and for the respective periods indicated. Ernst & Young LLP, Arthur Anderson LLP, Coopers & Lybrand LLP and Feldhake & Associates, P.C. (collectively, the "Independent Accountants") which have reported upon the audited financial statements included in the Memorandum, are independent public accounting firms as required by the Act and the rules and regulations thereunder.

                 (c) The Company and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. The Company and each Subsidiary has all requisite corporate power and authority to own its properties and conduct its business as now conducted and as described in the Final Memorandum. Each of the Company and its Subsidiaries is duly qualified and in good standing as a foreign corporation and is authorized to do business, in each jurisdiction in which the ownership or leasing of any property or the character of its operations makes such qualification necessary and in which the failure so to qualify would reasonably be expected to have a Material Adverse Effect.

                 (d) As of the Time of Purchase (after giving pro forma effect to the transactions contemplated by the Basic Documents), the Company will have the authorized, issued and outstanding capitalization as set forth in the Final Memorandum (which does not give effect to any exercise of the Option by the Initial Purchaser). All of the issued and outstanding shares of capital stock of the Company and its Subsidiaries are validly issued, all of such capital stock is fully paid and nonassessable and none of such shares or interests were issued in violation of any preemptive or similar rights. Except for the Real Estate LLC (as defined in the Memorandum), the Company has no subsidiaries other than the Guarantors. Except as set forth in the Final Memorandum and other than with respect to the Real Estate LLC, (i) all of the outstanding shares of Capital Stock of the Company and each of its Subsidiaries will be free and clear of all liens, encumbrances, equities and claims or restrictions on transferability (other than those imposed by the Act and the securities or "Blue Sky" laws of certain jurisdictions),
         (ii) there are no outstanding subscriptions, options, warrants, rights, convertible securities or other binding agreements or commitments of any character obligating the Company or its Subsidiaries to issue any securities and (iii) there is no agreement, understanding or arrangement among the Company or its Subsidiaries and their respective securityholders or any other Person relating to the ownership or disposition of any Capital Stock in the

         Company or its Subsidiaries, the election of directors of the Company or any of its Subsidiaries or the governance of the Company's or any of its Subsidiaries' affairs, and such agreements, arrangements or understandings will not be breached or violated as a result of the execution and delivery of, or the consummation of the transactions contemplated by, this Agreement and the Basic Documents.

                 (e) This Agreement has been duly authorized, executed and delivered by the Company and each of the Guarantors and (assuming the due authorization, execution and delivery by the Initial Purchaser), is a valid and legally binding agreement of the Company and each of the Guarantors, enforceable against each of them in accordance with its terms except (i) that the enforcement hereof may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and to general principles of equity and the discretion of the court before which any proceeding therefor may be brought and (ii) as any rights to indemnity or contribution hereunder may be limited by federal and state securities laws and public policy considerations.

                 (f) The Indenture has been duly authorized by the Company and each of the Guarantors and, when executed and delivered by the Company and each of the Guarantors (assuming the due authorization, execution and delivery by the Trustee), will constitute a valid and legally binding agreement of the Company and each of the Guarantors, enforceable against each of them in accordance with its terms except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

                 (g) The Registration Rights Agreement has been duly authorized by the Company and the Guarantors and, when executed and delivered by the Company and each of the Guarantors (assuming the due authorization, execution and delivery by the Initial Purchaser), will constitute a valid and legally binding agreement of the Company and each of the Guarantors, enforceable against each of them in accordance with its terms except (i) that the enforcement thereof may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and to general principles of equity and the discretion of the court before which any proceeding therefor may be brought and (ii) as any rights to indemnity or contribution thereunder may be limited by federal and state securities laws and public policy considerations.

                 (h) The Notes, the Exchange Notes and the Private Exchange Notes have each been duly authorized by the Company and, when executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and, in the case of the Notes, delivered to and paid for by the Initial Purchaser in accordance with the terms of this Agreement, will be entitled to the benefits of the Indenture and will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

                 (i) The Guarantees endorsed on the Notes and the guarantees to be endorsed on the Exchange Notes and the Private Exchange Notes have each been duly authorized by the Guarantors and, when the Notes are executed by the Company and the Guarantees are endorsed by the Guarantors and the Notes are authenticated by the Trustee in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchaser in accordance with the terms of this Agreement, the Guarantees will be entitled to the benefits of the Indenture and will constitute valid and legally binding obligations of the Guarantors enforceable in accordance with their terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

                 (j) Immediately after the consummation of the transactions contemplated by this Agreement (including the use of proceeds from the sale of Notes at the Time of Purchase), the fair value and present fair saleable value of the assets of the Company (on a consolidated basis) will exceed the sum of its stated liabilities and identified contingent liabilities; the Company (on a consolidated basis) will not be, after giving effect to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including the use of proceeds from the sale of Notes at the Time of Purchase), (i) left with unreasonably small capital with which to carry on its business as it is proposed to be conducted, (ii) unable to pay its debts (contingent or otherwise) as they mature or (iii) otherwise insolvent.

                 (k) Each of the Company and the Guarantors (to the extent a party thereto) has all requisite corporate power and authority to
         (i) execute, deliver and perform its obligations under this Agreement and each of the other Basic Documents, (ii) execute, deliver and perform its obligations under all other agreements and instruments executed and delivered by the Company pursuant to or in connection with this Agreement, and each of the other Basic Documents, (iii) issue the Notes and the Guarantee, as the case may be, in the manner and for the purpose contemplated by this Agreement and (iv) consummate each of the transactions contemplated hereby and thereby.

                 (l) Subsequent to the date as of which financial information is given in the Final Memorandum and except as disclosed in the Final Memorandum there has not been (i) any event or condition that has had or that could reasonably be expected to have a Material Adverse Effect, (ii) any transaction entered into by the Company or the Guarantors, other than in the ordinary course of business, that is material to the Company or the Guarantors, or (iii) any dividend or distribution of any kind declared, paid or made by the Guarantors or the Company on its common equity other than to the Company or another Guarantor.

                 (m) Except as set forth in the Final Memorandum, there is no action, suit, investigation or proceeding, governmental or otherwise, pending or, to the best knowledge of the Company, threatened to which the Company or the Guarantors is or would be a party or of which the properties or assets of the Company or the Guarantors are or may be subject that (i) seeks to restrain, enjoin, prevent the consummation of or otherwise challenge the issuance and sale of the Notes by the Company or the making of the Guarantee by the Guarantors or any of the other transactions contemplated hereby, (ii) questions the legality or validity of any such transactions or seeks to recover damages or obtain other relief in connection with any such transactions or (iii) would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                 (n) The execution, delivery and performance by the Company and the Guarantors (to the extent a party thereto) of this Agreement and the other Basic Documents, and the issuance and sale by the Company of the Notes, the making of the Guarantees by the Guarantors, and the execution, delivery and performance by the Company and the Guarantors (to the extent a party thereto) of all other agreements and instruments to be executed and delivered by the Company and the Guarantors, pursuant hereto or thereto or in connection herewith or therewith, and compliance by the Company and the Guarantors (to the extent a party thereto) with the terms and provisions hereof and thereof, do not and will not (i) (assuming compliance with all applicable state securities or "Blue Sky" laws and assuming the accuracy of the representations and warranties of the Initial Purchaser in Section 3.2 hereof) violate any provision of any law, rule or regulation (including, without limitation, Regulation G, T, U or X of the Board of Governors of the Federal Reserve System), order, writ, judgment, decree, determination or award presently in effect or in effect at the Time of Purchase having applicability to the Company or the Guarantors or (ii) conflict with or result in a breach of or constitute a default under the organizational documents of the Company or the Guarantors or, as of the Time of Purchase, any indenture or loan or credit agreement, or any other material agreement or instrument, to which the Company or the Guarantors, is a party or by which the Company or the Guarantors, or any of their respective properties or assets may be bound or affected, or (iii) except as contemplated by this Agreement and the other Basic Documents, result in, or require the creation or imposition of, any Lien upon or with respect to any of the properties now owned or hereafter acquired by the Company or the Guarantors, except, in the case of clauses (i),
         (ii) and (iii), where such violation, conflict, default or creation or imposition of any Lien would not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

                 (o) Each agreement or instrument (other than the Basic Documents) executed and delivered by the Company or the Guarantors (to the extent a party thereto) in connection with the Basic Documents has been duly and validly authorized, executed and delivered by the Company and the

         Guarantors (to the extent a party thereto) and constitutes or will constitute a valid and legally binding obligation of the Company and the Guarantors (to the extent a party thereto), enforceable against them in accordance with its terms, except (i) that the enforcement thereof may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and to general principles of equity and the discretion of the court before which any proceeding therefor may be brought and (ii) as any rights to indemnity and contribution hereunder and thereunder may be limited by applicable law.

                 (p) None of the Company or the Guarantors is currently or, after giving effect to the consummation of the transactions contemplated by this Agreement and the Basic Documents, will be (i) in violation of its respective organizational documents, (ii) in default (nor will an event occur which with notice or passage of time or both would constitute such a default) under or in violation of any indenture or loan or credit agreement or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets may be bound or affected (except as set forth in the Final Memorandum), (iii) in violation of any order of any court, arbitrator or governmental body or (iv) in violation of or will have violated any statute, rule or regulation of any governmental authority, which default or violation (individually or in the aggregate) would reasonably be expected to (x) affect the legality, validity or enforceability of this Agreement or any of the other Basic Documents or (y) have a Material Adverse Effect.

                 (q) Except as set forth in the Final Memorandum, no authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority or any securities exchange is required in connection with the execution, delivery or performance by the Company or the Guarantors of this Agreement, or any of the other Basic Documents or any of the transactions contemplated thereby, except (i) as may be required under state securities or "blue sky" laws or the laws of any foreign jurisdiction in connection with the offer and sale of the Notes or (ii) as would not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect. All such authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations set forth in the Final Memorandum (other than as disclosed therein) which are required to have been obtained by the date hereof have been obtained or made, as the case may be, and are in full force and effect and not the subject of any pending or, to the knowledge of the Company, threatened attack by appeal or direct proceeding or otherwise.

                 (r) None of the Company or any of the Guarantors is, and immediately after the Time of Purchase will not be, an "investment company" or a "promoter" or "principal underwriter" for an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                 (s) The execution and delivery of this Agreement and the other Basic Documents and the sale of the Notes to the Initial Purchaser will not involve any non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code on the part of the Company or any of its Subsidiaries. No Reportable Event (as defined in Section 4043 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Employee Benefit Plan (as defined below), and the Company and each of its Subsidiaries and Commonly Controlled Entities (as defined below) have complied in all material respects with the applicable provisions of ERISA and the Code in connection with the Employee Benefit Plans (as defined below). The present value of all accrued benefits under each Employee Benefit Plan subject to Title IV of ERISA (based on the current liability, interest rate and other assumptions used in preparation of the plan's Form 5500 Annual Report) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such plan allocable to such accrued benefits. Neither the Company, any of their Subsidiaries, nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan (as defined in Section 4001(a)(3) of ERISA), and neither the Company, any of its Subsidiaries, nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Company, any of its Subsidiaries, or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which such representation is made or deemed made. No such Multiemployer Plan is in reorganization or insolvent. There are no material liabilities of the Company, any of its Subsidiaries, or any Commonly Controlled Entity for post-retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as described in Section 3(1) of ERISA). With respect to each Employee Benefit Plan, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries may, directly or indirectly (though a Commonly Controlled Entity or otherwise), to be subject to material liability under the Code, ERISA or any other applicable law, except for liability for benefit claims and funding obligations payable in the ordinary course. "Commonly Controlled Entity" shall mean any person or entity that, together with the Company or any Subsidiary of the Company, is treated as a single employer under Section 414(b),
         (c), (m) or (o) of the Code. "Employee Benefit Plan" shall mean an employee benefit plan, as defined in Section 3(3) of ERISA, which is maintained or contributed to by the Company, any of its Subsidiaries or any Commonly Controlled Entity or to which the Company, any of its Subsidiaries or any Commonly Controlled Entity may have liability for which the Company and its Subsidiaries are not fully indemnified.

                 (t) The Company and each of its Subsidiaries has good and valid title to, or valid and enforceable leasehold interests in, all properties and assets identified in the Final Memorandum as owned or leased, respectively, by it free and clear of all Liens, except (i) to the extent the failure to have such title or the existence of such Liens, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (ii) such Liens as are described in the Final Memorandum or (iii) Liens created in the ordinary course of business which are Permitted Liens (as defined in the Indenture). All of the leases material to the business of the Company and each of its Subsidiaries and under which the Company and each of its Subsidiaries holds properties described in the Final Memorandum, are valid and binding as leased by them, with such exceptions as, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

                 (u) No form of general solicitation or general advertising (as those terms are used in Regulation D under the Act) was used by the Company or the Guarantors or their agents in connection with the offer and sale of the Notes. None of the Company or the Guarantors or any Person authorized to act for any of them has, either directly or indirectly, sold or offered for sale any of the Notes or any other similar security of the Company to, or solicited any offers to buy any thereof from, or has otherwise approached or negotiated in respect thereof with, any Person or Persons other than with or through the Initial Purchaser; and the Company and the Guarantors agree that neither they nor any Person acting on their behalf will sell or offer for sale any Notes to, or solicit any offers to buy any Notes from, or otherwise approach or negotiate in respect thereof with, any Person or Persons so as thereby to bring the issuance or sale of any of the Notes within the provisions of Section 5 of the Act.

                 (v) All tax returns required to be filed by each of the Company and its Subsidiaries in any jurisdiction (including foreign jurisdictions) have been duly filed and all taxes, assessments, fees and other charges including, without limitation, withholding taxes, penalties, and interest ("Taxes") due or claimed to be due have been paid, other than those Taxes being contested in good faith and those Taxes for which adequate reserves or accruals have been established in accordance with generally accepted accounting principles, except where the failure to file such returns or to pay such Taxes would not reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect. The Company knows of no actual or proposed additional tax assessments for any fiscal period prior to the date hereof against the Company or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.

                 (w) The Company and each of its Subsidiaries owns or possesses adequate licenses or other rights to use all trade names, unregistered trademarks and service marks, brand names, patents, registered and unregistered copyrights, registered trademarks and service marks, and all applications for any of the foregoing, and all permits, grants and licenses or other rights with respect thereto, the absence of which (individually or in the aggregate) would have or could reasonably be expected to have a Material Adverse Effect.
         Except as set forth in the Final Memorandum, neither the Company nor any of its Subsidiaries has been charged with any material infringement of any intangible property of the character described above or been notified or advised of any material claim of any other Person relating to any of the intangible property which infringements or claims (individually or in the aggregate) would have a Material Adverse Effect.

                 (x) Except as set forth in the Final Memorandum, each of the Company and its Subsidiaries is in compliance with all, and have no liability under any, laws, rules and regulations (including, without limitation, all applicable Environmental Laws, rules and regulations) applicable to the Company, and the Company owns or possesses and is operating in compliance in all material respects with the terms, provisions, conditions, restrictions and limitations contained in all licenses, franchises, approvals, certificates and permits (including, without limitation, environmental permits) from all Federal, state, territorial, foreign and local governmental and regulatory authorities which are necessary to own or lease their respective properties and assets and to the conduct of their respective businesses (other than where the failure to be in compliance with or liability under such laws, rules, regulations, licenses, franchises, approvals, certificates or permits would not reasonably be expected to have a Material Adverse Effect). Except as described in the Final Memorandum, there are no citations or notices of forfeiture or other proceedings pending or, to the best knowledge of the Company, threatened or any basis therefor which would lead to the revocation, termination, suspension or non-renewal of any such license, franchise, approval, certificate or permit except where all such revocations, terminations, suspensions or non- renewals, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Other than as disclosed in the Final Memorandum, (i) there are no license renewal or rate or tariff proceedings existing, pending or, to the best knowledge of the Company, threatened against the Company or the Guarantors that would have a Material Adverse Effect, and (ii) there are no restrictions or limitations contained in any applicable license, franchise, approval, certificate or permit, or, to the best knowledge of the Company, threatened or proposed in any pending or contemplated hearing, proceeding or procedure, that would have a Material Adverse Effect.

                 (y)  Except as set forth in the Final Memorandum,

                 (1) none of the Company or any Subsidiaries of the Company has received (a) any written notice or claim to the effect that it is or may be liable to any Person under any Environmental Law, except as would not reasonably be expected to have a Material Adverse Effect or
         (b) any
         written notice of potential liability or request for information under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended or any comparable state laws regarding any matter except as would not reasonably be expected to have a Material Adverse Effect, and none of the Company or any Subsidiaries of the Company is presently involved in any investigation, response or corrective action relating to or in connection with any Hazardous Materials at any location except for such of the foregoing which would not reasonably be expected to have a Material Adverse Effect;

                 (2) none of the Company or any Subsidiaries of the Company or any of their Real Property Assets or, to the Company's knowledge, any Facilities, are subject to any outstanding written order with any governmental authority or written agreement with any Person relating to (a) any actual or potential violation of or liability under Environmental Laws or (b) any Environmental Claims except, in each case, for such of the foregoing which would not reasonably be expected to have a Material Adverse Effect;

                 (3) there are currently no Releases and, to the best knowledge of the Company and its Subsidiary Guarantors, there have been no Releases of Hazardous Materials at, on, under or from any of the Real Property Assets in a manner that could reasonably be expected to give rise to an Environmental Claim except for Releases which would not reasonably be expected to have a Material Adverse Effect, and none of the Company or any Subsidiaries of the Company has reported a Release of any Hazardous Materials that could reasonably be expected to give rise to an Environmental Claim except for Releases which would not reasonably be expected to have a Material Adverse Effect;

                 (4) no underground storage tanks or surface impoundments are on or at any Real Property Assets which require response, corrective or other action under any applicable Environmental Law, in each case, which would reasonably be expected to have a Material Adverse Effect;

                 (5) no Environmental Lien in favor of any Person has been filed with respect to any Real Property Assets or other assets of the Company or any Subsidiaries of the Company except for any such Lien which would not reasonably be expected to have a Material Adverse Effect;

                 (6) There have been no past or present events, conditions or activities which could reasonably be expected to prevent the Company or any of its Subsidiaries from complying with, or to give rise to any liability of any of them under, any applicable Environmental Law which would reasonably be expected to have a Material Adverse Effect.

                 (z) The Notes, the Guarantees, the Indenture, and the Registration Rights Agreement, when executed and delivered, will conform in all material respects to the descriptions thereof in the Final Memorandum.

                 (aa) Assuming the accuracy of the Initial Purchaser's representation and warranties set forth in Section 3.2 hereof, and the due performance by the Initial Purchaser of the covenants and agreements set forth in Section 3.2 hereof, the offer and sale of the Notes to the Initial Purchaser in the manner contemplated by this Agreement and the Final Memorandum does not require registration under the Act and the Indenture does not require qualification under the Trust Indenture Act of 1939, as amended.

                 (bb) Except as set forth in the Final Memorandum, there is no strike, labor dispute, slowdown or work stoppage with the employees of the Company or any of its Subsidiaries which is pending or, to the best knowledge of the Company or any of its Subsidiaries, threatened, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                 (cc) Each of the Company and its Subsidiaries carries insurance (including self insurance) in such amounts and covering such risks as in its reasonable determination is adequate for the conduct of its business and the value of its properties.

                 (dd) No securities of the Company or any of its Subsidiaries are of the same class (within the meaning of Rule 144A under the Act) as the Notes and listed on a national securities exchange registered under Section 6 of the Exchange Act, or quoted in a U.S. automated interdealer quotation system.

                 (ee) None of the Company or its Subsidiaries has taken, nor will any of them take, directly or indirectly, any action designed to, or that might be reasonably expected to, cause or result in stabilization or manipulation of the price of the Notes.

                 (ff) None of the Company, the Guarantors, any of their respective Affiliates or any person acting on its or their behalf (other than the Initial Purchaser) has engaged in any directed selling efforts (as that term is defined in Regulation S under the Act ("Regulation S") with respect to the Notes, the Company, the Guarantors and their respective Affiliates and any person acting on its or their behalf (other than the Initial Purchaser) have acted in accordance with the offering restrictions requirements of Regulation S.

                 (gg) The Company and each of the Guarantors have duly authorized each of the transactions contemplated hereby and by the Final Memorandum.

                 (hh) The statistical and market-related data included in the Final Memorandum are based on or derived from sources which the Company believes to be reliable and accurate or represents the Company's good faith estimates that are made on the basis of data derived from such sources.

                 (ii) Except as stated in the Final Memorandum, none of the Company or any of the Guarantors know of any claims against the Company or any of the Guarantors for services, either in the nature of a finder's fee or financial advisory fee, with respect to the offering of the Notes and the transactions contemplated by the Final Memorandum.

                 Section 3.2. Resale of Notes. The Initial Purchaser represents and warrants that it is a "qualified institutional buyer" as defined in Rule 144A of the Act ("QIB"). The Initial Purchaser agrees with the Company and each of the Guarantors that (a) it has not and will not solicit offers for, or offer or sell, the Notes by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Act; and (b) it has and will solicit offers for the Notes only from, and will offer the Notes only to (A) in the case of offers inside the United States, (i) Persons whom the Initial Purchaser reasonably believes to be QIBs or, if any such Person is buying for one or more institutional accounts for which such Person is acting as fiduciary or agent, only when such Person has represented to the Initial Purchaser that each such account is a QIB, to whom notice has been given that such sale or delivery is being made in reliance on Rule 144A, and, in each case, in transactions under Rule 144A or (ii) a limited number of other institutional investors reasonably believed by the Initial Purchaser to be "Accredited Investors" (as defined in Rule 501(a)(1), (2), (3) or

(7) of the Act) that, prior to their purchase of the Notes, deliver to the Initial Purchaser a letter containing the representations and agreements set forth in Annex A to the Final Memorandum and (B) in the case of offers outside the United States, to Persons other than U.S. Persons (as such term is defined in Regulation S under the Act) ("foreign purchasers," which term shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for foreign beneficial owners (other than an estate or trust)); provided, however, that, in the case of this clause (B), in purchasing such Notes such Persons are deemed to have represented and agreed as provided under the caption "Notice to Investors" contained in the Final Memorandum.

                                   ARTICLE IV

                        CONDITIONS PRECEDENT TO CLOSING

                 Section 4.1. Conditions Precedent to Obligations of the Initial Purchaser. The obligation of the Initial Purchaser to purchase the Notes to be purchased by it hereunder is subject to the satisfaction or waiver of the following conditions:

                 (a) At the Time of Purchase, the Initial Purchaser shall have received an opinion, dated as of the Time of Purchase and addressed to the Initial Purchaser, of Winston & Strawn, counsel for the Company and the Guarantors, in the form set forth on Exhibit A hereto. At the time of Purchase, the Initial Purchaser shall have received the opinion, dated as of the Time of Purchase and addressed to the Initial Purchaser, of local counsel for Trimont Land Company and for Ski Lifts, Inc., in form and substance satisfactory to counsel for the Initial Purchaser.

                 (b) The Initial Purchaser shall have received an opinion, addressed to the Initial Purchaser in form and substance satisfactory to the Initial Purchaser and dated the Time of Purchase, of Cahill Gordon & Reindel, counsel to the Initial Purchaser.

                 (c) The Initial Purchaser shall have received from each of Ernst & Young LLP, Arthur Anderson LLP, Coopers & Lybrand LLP and Feldhake & Associates P.C., a comfort letter or letters dated the date hereof and the Closing in form and substance reasonably satisfactory to counsel to the Initial Purchaser.

                 (d) The representations and warranties made by the Company and the Guarantors herein shall be true and correct in all material respects (except for changes expressly provided for in this Agreement) on and as of the Time of Purchase with the same effect as though such representations and warranties had been made on and as of the Time of Purchase, and the Company and the Guarantors shall have complied in all material respects with all agreements as set forth in or contemplated hereunder and in the Basic Documents required to be performed by the Company and the Guarantors at or prior to the Time of Purchase.

                 (e) Subsequent to the date of the Final Memorandum, (i) there shall not have been any change, or any development involving a prospective change, which has had or would reasonably be expected to have a Material Adverse Effect and (ii) the Company and its Subsidiaries shall have conducted their respective businesses only in the ordinary course.

                 (f) At the Time of Purchase and after giving effect to the consummation of the transactions contemplated by this Agreement and the Basic Documents, there shall exist no Default or Event of Default.

                 (g) The purchase of and payment for the Notes by the Initial Purchaser hereunder shall not be prohibited or enjoined (temporarily or permanently) by any applicable law or governmental regulation (including, without limitation, Regulation G, T, U or X of the Board of Governors of the Federal Reserve System).

                 (h) At the Time of Purchase, the Initial Purchaser shall have received a certificate, dated the Time of Purchase, from the Chairman of the Board, President or any Vice President and the Chief Financial Officer of each of the Company and the Guarantors stating that the conditions specified in Sections 4.1(d), (e), (f) and (g) have been satisfied or duly waived at the Time of Purchase.

                 (i) Each of the Basic Documents shall be satisfactory in form and substance to the Initial Purchaser and shall have been executed and delivered by all the respective parties thereto and shall be in full force and effect.

                 (j) All proceedings taken in connection with the issuance of the Notes and the transactions contemplated by this Agreement, the other Basic Documents and all documents and papers relating thereto shall be reasonably satisfactory to the Initial Purchaser and counsel to the Initial Purchaser. The Initial Purchaser and counsel to the Initial Purchaser shall have received copies of such papers and documents as they may reasonably request in connection therewith, all in form and substance reasonably satisfactory to them.

                 (k) The sale of the Notes hereunder shall not have been enjoined (temporarily or permanently) at the Time of Purchase.

                 (l) Subsequent to the execution and delivery of this Agreement, there shall not have been any announcement by any "nationally recognized statistical rating organization," as defined for purposes of Rule 436(g) under the Act, that (A) it is downgrading its rating assigned to any debt securities of the Company or any Subsidiary, or (B) it is reviewing its rating assigned to any debt securities of the Company or any Subsidiary with a view to possible downgrading, or with negative implications, or direction not determined.

                 (m) In the event that the Initial Purchaser exercises its Option provided in Section 2.2(b) hereof to purchase all or any portion of the Option Notes, the representations and warranties of the Company and the Guarantors contained herein and the statements in any certificates furnished by the Company and the Guarantors hereunder shall be true and correct as of each Date of Delivery and, at the relevant Date of Delivery, the Initial Purchaser shall have received:

                          (1) A certificate, dated such Date of Delivery, of the Chairman of the Board, President or any Vice President and the Chief Financial Officer of each of the Company and the Guarantors confirming that the certificate delivered at the Time of Purchase pursuant to Section 4.1(h) hereof remains true and correct as of such Date of Delivery.

                          (2) The favorable opinion of Winston & Strawn, counsel for the Company and the Guarantors, and of local counsel for Trimont Land Company and for Ski Lifts, Inc., each in form and substance satisfactory to counsel for the Initial Purchaser, dated such Date of Delivery, relating to the Option Notes to be purchased on such Date of Delivery and otherwise to the same effect as the opinion required by Section 4.1(a) hereof.

                          (3) A letter from Ernst & Young LLP,, in form and substance satisfactory to counsel to the Initial Purchaser and dated such Date of Delivery, substantially the same in form and substance as the letters furnished to the Initial Purchaser pursuant to Section 4.1(c) hereof, except that the "specified date" in the letter furnished pursuant to this
                 Section 4.1(m)(3) shall be a date not more than three days prior to such Date of Delivery.

                 On or before the Closing or Date of Delivery, as the case may be, the Initial Purchaser and counsel to the Initial Purchaser shall have received such further documents, opinions, certificates and schedules or other instruments relating to the business, corporate, legal and financial affairs of the Company and its Subsidiaries as they may reasonably request.

                                   ARTICLE V

                                   COVENANTS

                 Section 5.1. Covenants of the Company and the Guarantors. The Company and the Guarantors, jointly and severally, covenant and agree with the Initial Purchaser that:

                 (a) None of the Company or any of the Guarantors will amend or supplement the Final Memorandum or any amendment or supplement thereto of which the Initial Purchaser shall not previously have been advised and furnished a copy for a reasonable period of time prior to the proposed amendment or supplement and as to which the Initial Purchaser shall not have given its consent, which consent shall not be unreasonably withheld. The Company and the Guarantors will promptly, upon the reasonable request of the Initial Purchaser or counsel to the Initial Purchaser, make any amendments or supplements to the Preliminary Memorandum or the Final Memorandum that may be necessary or advisable in connection with the resale of the Notes by the Initial Purchaser.

                 (b) The Company and the Guarantors will cooperate with the Initial Purchaser in arranging for the qualification of the Notes for offering and sale under the securities or "Blue Sky" laws of such jurisdictions as the Initial Purchaser may designate and will continue such qualifications in effect for as long as may be reasonably necessary to complete the resale of the Notes; provided, however, that in connection therewith, the Company and the

         Guarantors shall not be required to qualify as a foreign corporation or to execute a general consent to service of process in any jurisdiction or subject itself to taxation in excess of a nominal dollar amount in any such jurisdiction where it is not then so subject.

                 (c) If, at any time prior to the completion of the distribution by the Initial Purchaser of the Notes, the Exchange Notes or the Private Exchange Notes, any event occurs or information becomes known as a result of which the Final Memorandum as then amended or supplemented would include any untrue statement of a material fact, or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if for any other reason it is necessary at any time to amend or supplement the Final Memorandum to comply with applicable law, the Company and the Guarantors will promptly notify the Initial Purchaser thereof (who thereafter will not use such Final Memorandum until appropriately amended or supplemented) and will prepare, at the expense of the Company and the Guarantors, an amendment or supplement to the Final Memorandum that corrects such statement or omission or effects such compliance.

                 (d) The Company will, without charge, provide to the Initial Purchaser and to counsel to the Initial Purchaser as many copies of the Preliminary Memorandum and the Final Memorandum or any amendment or supplement thereto as the Initial Purchaser may reasonably request.

                 (e) The Company will apply the net proceeds from the sale of the Notes as set forth under "Use of Proceeds" in the Final Memorandum.

                 (f) For and during the period commencing on the date hereof and ending on the date no Notes are outstanding, the Company will furnish to the Initial Purchaser copies of all reports and other communications (financial or otherwise) furnished by the Company to the Trustee or the holders of the Notes and, promptly after available, copies of any reports or financial statements furnished to or filed by the Company with the Commission or any national securities exchange on which any class of securities of the Company may be listed.

                 (g) Prior to the Time of Purchase, the Company will furnish to the Initial Purchaser, as soon as they have been prepared, a copy of any unaudited interim financial statements of the Company for any period subsequent to the period covered by the most recent financial statements appearing in the Final Memorandum.

                 (h) None of the Company or any of its Affiliates will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any "security" (as defined in the Act) which could be integrated with the sale of the Notes in a manner which would require the registration under the Act of the Notes.

                 (i) The Company will not, and will not permit any of its Subsidiaries to, solicit any offer to buy or offer to sell the Notes by means of any form of general solicitation or general advertising (as those terms are used in Regulation D under the Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Act.

                 (j) For so long as any of the Notes remain outstanding and are "restricted securities" within the meaning of Rule 144(a)(3) under the Act and not salable in full under Rule 144 under the Act (or any successor provision), the Company will make available, upon request, to any seller of such Notes the information specified in Rule 144A(d)(4) under the Act, unless the Company is then subject to
         Section 13 or 15(d) of the Exchange Act.

                 (k) The Company and the Guarantors will use their best efforts to (i) permit the Notes to be included for quotation on PORTAL and (ii) permit the Notes to be eligible for clearance and settlement through The Depository Trust Company.

                 (l) The Company and the Guarantors (to the extent a party thereto) will use their best efforts to do and perform all things required to be done and performed by them under this Agreement and the other Basic Documents prior to or after the Closing and to satisfy all conditions precedent on their part to the obligations of the Initial Purchaser to purchase and accept delivery of the Notes.

                 (m) In connection with Notes offered and sold in an offshore transaction (as defined in Regulation S) the Company will not register any transfer of such Notes not made in accordance with the provisions of Regulation S and will not, except in accordance with the provisions of

         Regulation S, if applicable, issue any such Notes in the form of definitive securities.

                                   ARTICLE VI

                                      FEES

                 Section 6.1. Costs, Expenses and Taxes. The Company and the Guarantors, jointly and severally, agree to pay all costs and expenses incident to the performance of their obligations under this Agreement, whether or not the transactions contemplated herein are consummated or this Agreement is terminated pursuant to Section 8.2 hereof, including, but not limited to, all costs and expenses incident to (i) the negotiation, preparation, printing, word processing, reproduction, execution and delivery of this Agreement, each of the Basic Documents, any amendment or supplement to or modification of any of the foregoing and any and all other documents furnished pursuant hereto or thereto or in connection herewith or therewith, (ii) any costs of printing the Preliminary Memorandum and the Final Memorandum and any amendment or supplement thereto, any other marketing related materials, (iii) all arrangements relating to the delivery to the Initial Purchaser of copies of the foregoing documents,
(iv) the fees and disbursements of the counsel, the accountants and any other experts or advisors retained by the Company and the Guarantors, (v) all reasonable out-of-pocket expenses (including word processing charges, messenger and duplicating services, research document expenses, travel expenses and other customary expenditures) of the Initial Purchaser, plus the reasonable fees and expenses of its legal counsel, (vi) preparation (including printing), issuance and delivery to the Initial Purchaser of the Notes, (vii) the qualification of the Notes under state securities and "Blue Sky" laws, including filing fees, word processing and reproduction costs of any "Blue Sky" memoranda and reasonable fees and disbursements of counsel to the Initial Purchaser relating thereto, (viii) expenses in connection with any meetings with prospective investors in the Notes, (ix) fees and expenses of the trustee, including fees and expenses of counsel to the Trustee, (x) all expenses and listing fees incurred in connection with the application for quotation of the Notes on PORTAL, (xi) any fees charged by investment rating agencies for the rating of the Notes, and (xii) except as limited by Article VII, all costs and expenses (including, without limitation, reasonable attorneys' fees and expenses), if any, in connection with the enforcement of this Agreement, the Notes or any other agreement furnished pursuant hereto or thereto or in connection herewith or therewith. In addition, the Company and the Guarantors shall pay any and all stamp, transfer and other similar taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, any Basic Document or the issuance of the Notes, and shall save and hold the Initial Purchaser harmless from and against any and all liabilities with respect to or resulting from any delay in paying, or omission to pay, such taxes.

                                  ARTICLE VII

                                   INDEMNITY

                 Section 7.1.  Indemnity.

                 (a) Indemnification by the Company and the Guarantors. The Company and the Guarantors, jointly and severally, agree and covenant to hold harmless and indemnify the Initial Purchaser and any Affiliates thereof (including any director, officer, employee, agent or controlling Person of any of the foregoing) from and against any losses, claims, damages, liabilities and expenses (including expenses of investigation) to which such Initial Purchaser and its Affiliates may become subject arising out of or based upon any untrue statement or alleged untrue statement of any material fact contained in the Memorandum and any amendments or supplements thereto, the Basic Documents or any application or other document filed by or on behalf of the Company or any Guarantor with the Commission or any State Commission (collectively, the "Offering Materials") or arising out of or based upon the omission or alleged omission to state in any of the Offering Materials a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Company and the Guarantors shall not be liable under this paragraph (a) to the extent that such losses, claims, damages or liabilities arose out of or are based upon an untrue statement or omission made in any of the documents referred to in this paragraph (a) in reliance upon and in conformity with the information relating to the Initial Purchaser furnished in writing by such Initial Purchaser for inclusion therein; provided, further, that the Company and the Guarantors shall not be liable under this paragraph
(a) to the extent that such losses, claims, damages or liabilities arose out of or are based upon an untrue statement or omission made in any Memorandum that is corrected in the Final Memorandum (or any amendment or supplement thereto) if the person asserting such loss, claim, damage or liability purchased Notes from the Initial Purchaser in reliance on such Memorandum but was not given the Final Memorandum (or any amendment or supplement thereto) on or prior to the confirmation of the sale of such Notes. The Company and the Guarantors, on a joint and several basis, further agree to reimburse the Initial Purchaser for any reasonable legal and other expenses as they are incurred by it in connection with investigating, preparing to defend or defending any lawsuits, claims or other proceedings or investigations arising in any manner out of or in connection with such Person being the Initial Purchaser; provided that if the Company or the Guarantors reimburses the Initial Purchaser hereunder for any expenses incurred in connection with a lawsuit, claim or other proceeding for which indemnification is sought, the Initial Purchaser hereby agrees to refund such reimbursement of expenses to the extent that the losses, claims, damages or liabilities are not entitled to indemnification hereunder. The Company and the Guarantors further agree that the indemnification, contribution and reimbursement commitments set forth in this Article VII shall apply whether or not the Initial Purchaser is a formal party to any such lawsuits, claims or other proceedings. The indemnity, contribution and expense reimbursement obligations of the Company and the Guarantors under this Article VII shall be in addition to any liability the Company and the Guarantors may otherwise have.

                 (b) Indemnification by the Initial Purchaser. The Initial Purchaser agrees and covenants to hold harmless and indemnify the Company and the Guarantors and any Affiliates thereof (including any director, officer, employee, agent or controlling Person of any of the foregoing) from and against any losses, claims, damages, liabilities and expenses insofar as such losses, claims, damages, liabilities or expenses arise out of or are based upon any untrue statement of any material fact contained in the Offering Materials, or upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or omission was made in reliance upon and in conformity with the information relating to the Initial Purchaser furnished in writing by the Initial Purchaser for inclusion therein. The indemnity, contribution and expense reimbursement obligations of the Initial Purchaser under this Article VII shall be in addition to any liability the Initial Purchaser may otherwise have.

                 (c) Procedure. If any Person shall be entitled to indemnity hereunder (each an "Indemnified Party"), such Indemnified Party shall give prompt written notice to the party or parties from which such indemnity is sought (each an "Indemnifying Party") of the commencement of any action, suit, investigation or proceeding, governmental or otherwise (a "Proceeding"), with respect to which such Indemnified Party seeks indemnification or contribution pursuant hereto; provided, however, that the failure so to notify the Indemnifying Parties shall not relieve the Indemnifying Parties from any obligation or liability except to the extent that the Indemnifying Parties have been prejudiced materially by such failure. The Indemnifying Parties shall have the right, exercisable by giving written notice to an Indemnified Party promptly after the receipt of written notice from such Indemnified Party of such Proceeding, to assume, at the Indemnifying Parties' expense, the defense of any such Proceeding, with counsel reasonably satisfactory to such Indemnified Party; provided, however, that an Indemnified Party or parties (if more than one such Indemnified Party is named in any Proceeding) shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or parties unless: (1) the Indemnifying Parties agree to pay such fees and expenses; or
(2) the Indemnifying Parties fail promptly to assume the defense of such Proceeding or fail to employ counsel reasonably satisfactory to such Indemnified Party or parties; or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party or parties and the Indemnifying Party or an Affiliate of the Indemnifying Party and such Indemnified Parties, and the Indemnified Parties shall have been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party or parties that are different from or additional to those available to the Indemnifying Parties, in which case, if such Indemnified Party or parties notifies the Indemnifying Parties in writing that it elects to employ separate counsel at the expense of the Indemnifying Parties, the Indemnifying Parties shall not have the right to assume the defense thereof on behalf of such Indemnified Party or parties and such counsel shall be at the expense of the Indemnifying Parties, it being understood, however, that, unless there exists a conflict among Indemnified Parties, the Indemnifying Parties shall not, in connection with any one such Proceeding or separate but substantially similar or related Proceedings in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for such Indemnified Party or parties, or for fees and expenses that are not reasonable. No Indemnified Party or parties will settle any Proceeding without the consent of the Indemnifying Party or Parties (but such consent shall not be unreasonably withheld). No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened Proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability or claims that are the subject of such Proceeding.

                 Section 7.2. Contribution. If for any reason the indemnification provided for in Section 7.1 of this Agreement is unavailable to an Indemnified Party, or insufficient to hold it harmless, in respect of any losses, claims, damages, liabilities or expenses referred to therein, then each applicable Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party on the one hand and the Indemnified Party on the other from the Offering of the Notes, but also the relative fault of the Indemnifying and Indemnified Parties in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Indemnifying and Indemnified Parties shall be deemed to be in the same proportion as the total proceeds from the offering of the Notes (before deducting expenses) received by the Company bear to the total discounts and commissions received by the Initial Purchaser. The relative fault of the Indemnifying and Indemnified Parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying or Indemnified Parties and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses incurred by such party in connection with investigating or defending any such claim.

                 The Company and the Guarantors and the Initial Purchaser agree that it would not be just and equitable if contribution pursuant to the immediately preceding paragraph were determined pro rata or per capita or by any other method of allocation which does not take into account the equitable considerations referred to in such paragraph. Notwithstanding any other provision of this Section 7.2, the Initial Purchaser shall not be obligated to make contributions hereunder that in the aggregate exceed the total discounts, commissions and other compensation received by the Initial Purchaser under this

Agreement, less the aggregate amount of any damages that the Initial Purchaser has otherwise been required to pay by reason of the untrue or alleged untrue statements or the omissions or alleged omissions to state a material fact. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

                 Section 7.3. Registration Rights Agreement. Notwithstanding anything to the contrary in this Article 7, the indemnification and contribution provisions of the Registration Rights Agreement shall govern any claim with respect thereto.

                                  ARTICLE VIII

                                 MISCELLANEOUS

                 Section 8.1. Survival of Provisions. The representations, warranties and covenants of the Company, the Guarantors, their respective officers and the Initial Purchaser made herein, the indemnity and contribution agreements contained herein and each of the provisions of Articles VI, VII and VIII shall remain operative and in full force and effect regardless of (a) any investigation made by or on behalf of the Company, the Guarantors, the Initial Purchaser or any Indemnified Party, (b) acceptance of any of the Notes and payment therefor, (c) any termination of this Agreement, or (d) disposition of the Notes by the Initial Purchaser whether by redemption, exchange, sale or otherwise.

                 Section 8.2. Termination. (a) This Agreement may be terminated in the sole discretion of the Initial Purchaser by notice to the Company given prior to the Time of Purchase in the event that the Company or the Guarantors shall have failed, refused or been unable to perform all obligations and satisfy all conditions on their part to be performed or satisfied hereunder at or prior thereto or, if at or prior to the Closing:

                   (1) the Company or the Guarantors shall have sustained any loss or interference with respect to their businesses or properties from fire, flood, hurricane, accident or other calamity, whether or not covered by insurance, or from any strike, labor dispute, slow down or work stoppage or any legal or governmental proceeding, which loss or interference, in the sole judgment of the Initial Purchaser, has had or has a Material Adverse Effect, or there shall have been, in the sole judgment of the Initial Purchaser, any event or development that, individually or in the aggregate, has or would be reasonably be expected to have a Material Adverse Effect (including without limitation a Change of Control (as defined in the Indenture) of the Company or the Guarantors), except in each case as described in the Final Memorandum (exclusive of any amendment or supplement thereto);

                   (2) trading in securities of the Company generally on the New York Stock Exchange, American Stock Exchange or the Nasdaq National Market shall have been suspended or minimum or maximum prices shall have been established on any such exchange or market;

                   (3) a banking moratorium shall have been declared by New York or United States authorities;

                   (4) there shall have been (A) an outbreak or escalation of hostilities between the United States and any foreign power, or (B) an outbreak or escalation of any other insurrection or armed conflict involving the United States or any other national or international calamity or emergency, or (C) any material change in the financial markets of the United States which, in the case of (A), (B) or (C) above and in the sole judgment of the Initial Purchaser, makes it impracticable or inadvisable to proceed with the offering or the delivery of the Notes as contemplated by the Final Memorandum; or

                   (5) any securities of the Company shall have been downgraded or placed on any "watch list" for possible downgrading by any nationally recognized statistical rating organization.

                   (b)    Termination of this Agreement pursuant to this
Section 8.2 shall be without liability of any party to any other party except as provided in Section 8.1 hereof.

                 Section 8.3. No Waiver; Modifications in Writing. No failure or delay on the part of the Company, the Guarantors or the Initial Purchaser in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or the Guarantors or the Initial Purchaser at law or in equity or otherwise. No waiver of or consent to any departure by the Company or the Guarantors from any provision of this Agreement shall be effective unless signed in writing by the party entitled to the benefit thereof, provided that notice of any such waiver shall be given to each party hereto as set forth below. Except as otherwise provided herein, no amendment, modification or termination of any provision of this Agreement shall be effective unless signed in writing by or on behalf of each of the Company, the Guarantors and the Initial Purchaser.
Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Company or the Guarantors from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Company or the Guarantors in any case shall entitle the Company or the Guarantors to any other or further notice or demand in similar or other circumstances.

                 Section 8.4. Information Supplied by the Initial Purchaser. The statements set forth in the first paragraph on page (i), the fourth and the fifth sentences of the third paragraph and in the sixth paragraph under the heading "Plan of Distribution" in the Final Memorandum (to the extent such statements relate to the Initial Purchaser) constitute the only information furnished by the Initial Purchaser to the Company for the purposes of Sections 3.1(a) and 7.1(a) and (b) hereof.

                 Section 8.5. Communications. All notices, demands and other communications provided for hereunder shall be in writing, and, (a) if to the Initial Purchaser, shall be given by registered or certified mail, return receipt requested, telex, telegram, telecopy, courier service or personal delivery, addressed to CIBC Wood Gundy Securities Corp., 425 Lexington Avenue, 3rd floor, New York, New York 10017, with a copy to Cahill Gordon & Reindel, 80 Pine Street, New York, New York, 10005, Attention: Roger Meltzer, Esq. and (b) if to the Company or the Guarantors, shall be given by similar means to Booth Creek Ski Holdings, Inc., Highway 267 and Northstar Drive, Truckee, California,
Attention: Chief Financial Officer and General Counsel, with copies to Winston & Strawn, 200 Park Avenue, New York, New York 10166, Attention: Bruce Toth, Esq. In each case notices, demands and other communications shall be deemed given when received.

                 Section 8.6. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

                 Section 8.7. Successors. This Agreement shall inure to the benefit of and be binding upon the Initial Purchaser, the Company, the Guarantors and their respective successors and legal representatives, and nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other Person any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained; this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of such Persons and for the benefit of no other Person except that (i) the indemnities of the Company and the Guarantors contained in Section 7.1(a) of this Agreement shall also be for the benefit of the directors, officers, employees and agents of the Initial Purchaser and any Person or Persons who control the Initial Purchaser within the meaning of Section 15 of the Act or Section 20 of the Exchange Act and (ii) the indemnities of the Initial Purchaser contained in Section 7.1(b) of this Agreement shall also be for the benefit of the directors of the Company and the Guarantors, their officers and any Person or Persons who control the Company or the Guarantors within the meaning of Section 15 of the Act or
Section 20 of the Exchange Act. No purchaser of Notes from the Initial Purchaser will be deemed a successor because of such purchase.

                 Section 8.8. Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

                 Section 8.9. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

                 Section 8.10. Headings. The Article and Section headings and Table of Contents used or contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

                               BOOTH CREEK SKI HOLDINGS, INC.
                                  (a Delaware corporation)


                               By: /s/ Jeffrey J. Joyce
                                   --------------------------------
                                   Name:  Jeffrey J. Joyce
                                   Title:  Executive Vice President, Finance

                               TRIMONT LAND COMPANY
                               SIERRA-AT-TAHOE
                               BEAR MOUNTAIN, INC.
                               WATERVILLE VALLEY SKI RESORT, INC.
                               MOUNT CRANMORE SKI RESORT, INC.
                               BOOTH CREEK SKI ACQUISITION CORP.
                               SKI LIFTS, INC.


                               By: /s/ Jeffrey J. Joyce
                                   --------------------------------
                                   Name:  Jeffrey J. Joyce
                                   Title:  Executive Vice President, Finance

CIBC WOOD GUNDY SECURITIES CORP.



By: /s/ William P. Phoenix
    ------------------------------
    Name: William P. Phoenix
    Title: Managing Director

                                                                EXHIBIT A


                    [FORM OF OPINION OF COUNSEL OF COMPANY]






CIBC Wood Gundy Securities Corp.
425 Lexington Avenue
New York, New York  10017

Ladies and Gentlemen:

     We have acted as special counsel to Booth Creek Ski Holdings, Inc., a Delaware corporation (the "Company"), Trimont Land Company, a California corporation ("Trimont"), Sierra-at-Tahoe, Inc., a Delaware corporation, Bear Mountain, Inc., a Delaware corporation, Booth Creek Ski Acquisition Corp., a Delaware corporation, Waterville Valley Ski Resort, Inc., a Delaware corporation, Mount Cranmore Ski Resort, Inc., a Delaware corporation, and Ski Lifts, Inc., a Washington corporation ("Ski Lifts") (collectively, the "Subsidiary Guarantors"), in connection with the issuance and sale by the Company, pursuant to the Securities Purchase Agreement dated as of March 13, 1997 (the "Purchase Agreement") among the Company, the Subsidiary Guarantors and CIBC Wood Gundy Securities Corp. (the "Initial Purchaser"), of $110 million aggregate principal amount of the Company's 12 1/2% Senior Notes due 2007 (the "Notes"), which will be issued under an Indenture dated as of March 17, 1997 (the "Indenture") among the Company, the Subsidiary Guarantors and Marine Midland Bank, as trustee.

     This opinion is furnished to you pursuant to Section 4.1(a) of the Purchase Agreement. Except as otherwise specified, capitalized terms used herein and not otherwise defined shall have the same meanings as are ascribed to such terms in the Purchase Agreement.

     In rendering the opinions set forth herein, we have examined:

     (i) the Certificate of Incorporation and Bylaws of the Company and each of the Subsidiary Guarantors;

     (ii) resolutions of the Board of Directors of the Company and each of the Subsidiary Guarantors with respect to the transactions referred to herein;

CIBC Wood Gundy Securities Corp.
Page 2


        (iii)  the Final Memorandum;

         (iv)  the Indenture;

          (v)  the Notes;

         (vi)  the Purchase Agreement; and

        (vii)  the Registration Rights Agreement,

(the documents identified in clauses (iv) through (vii) are collectively hereinafter referred to as the "Transaction Documents") and such other agreements, instruments and documents, and such questions of law as we have deemed necessary or appropriate to enable us to render the opinions expressed below. Additionally, we have examined originals or copies, certified to our satisfaction, of such certificates of public officials and officers and representatives of the Company and the Subsidiary Guarantors, and we have made such inquiries of officers and representatives of the Company and the Subsidiary Guarantors as we have deemed relevant or necessary, in connection with the opinions set forth herein.

     In rendering the opinions expressed below, we have, with your consent, assumed that the signatures of persons signing all documents in connection with which this opinion is rendered are genuine, all documents submitted to us as originals or duplicate originals are authentic and all documents submitted to us as copies, whether certified or not, conform to authentic original documents. Additionally, we have, with your consent, assumed and relied upon, the following;

     (a) the accuracy and completeness of all certificates and other statements, documents, records, financial statements and papers reviewed by us, and the accuracy and completeness of all representations, warranties, schedules and exhibits contained in the Transaction Documents, with respect to the factual matters set forth therein;

     (b) all parties to the documents reviewed by us (other than the Company and the Subsidiary Guarantors (other than Trimont and Ski Lifts)) are duly organized, validly existing and in good standing under the laws of all jurisdictions where they are conducting their businesses or otherwise required to be so qualified, and have full power and authority to execute, deliver and perform under such documents and all such documents have been duly authorized, executed and delivered by such parties; and

     (c) the Notes have been delivered and paid for by the Initial Purchaser in accordance with the terms of the Purchase Agreement, and each Transaction Document constitutes the legal, valid and binding obligation of each party thereto (other than the Company and the Subsidiary Guarantors) enforceable against such party in accordance with its terms.

CIBC Wood Gundy Securities Corp.
Page 3


     Whenever our opinion with respect to the existence or absence of facts is indicated to be based on our knowledge or awareness, we are referring to the actual present knowledge of the particular attorneys presently members of or employed by Winston & Strawn who have given substantive attention to matters involving the Company and the Subsidiary Guarantors. Except as expressly set forth herein, we have not undertaken any independent investigation, examination or inquiry to determine the existence or absence of any facts (and have not caused the review of any court file or indices) and no inference as to our knowledge concerning any facts should be drawn as a result of the limited representation undertaken by us.

     Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

     1. The Company and each of the Subsidiary Guarantors (A) (other than Trimont and Ski Lifts, as to whom we express no opinion) is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its properties and conduct its business as described in the Final Memorandum and (B) is duly qualified to do business as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

     2. Based solely on our review of the Company's and each of the Subsidiary Guarantors' corporate minutes and stock transfer records, the Company has the authorized, issued and outstanding capitalization set forth in the Final Memorandum; all of the issued and outstanding shares of capital stock of the Company and the Subsidiary Guarantors (other than Trimont and Ski Lifts, as to whom we express no opinion) have been duly authorized and validly issued and are fully paid and non-assessable; all of the issued and outstanding shares of capital stock of the Company were not issued in violation of any preemptive or similar rights; and except as set forth in the Final Memorandum, all of the outstanding shares of capital stock of the Subsidiary Guarantors are owned of record by the Company or another Subsidiary Guarantor.

     3. Except as set forth in the Final Memorandum, to our knowledge (A) no options, warrants or other rights to purchase from the Company or the Subsidiary Guarantors shares of capital stock or ownership interests in the Company or the Subsidiary Guarantors are outstanding, (B) no agreements or other obligations to issue, or other rights to convert any obligation into, or exchange any securities for, shares of capital stock or ownership interests in the Company or the Subsidiary Guarantors are outstanding and (C) no holder of securities of the Company or the Subsidiary Guarantors is entitled to have such securities registered under a registration statement filed by the Company or the Subsidiary Guarantors pursuant to the Registration Rights Agreement.

CBIC Wood Gundy Securities Corp.
Page 4


        4. The Company has all requisite corporate power and authority to execute and deliver, and to perform its obligations under, each of the Indenture, the Notes, the Exchange Notes and the Private Exchange Notes. Each of the Subsidiary Guarantors (other than Trimont and Ski Lifts, as to whom we express no opinion) has all requisite corporate power and authority to execute and deliver, and to perform its obligations under, each of the Indenture, its Guarantee and its guarantee to be endorsed on the Exchange Notes and the Private Exchange Notes.

        5. The Indenture meets the requirements for qualification under the TIA.

        6. The Indenture has been duly and validly authorized by the Company and each of the Subsidiary Guarantors (other than Trimont and Ski Lifts, as to whom we express no opinion) and, when the Indenture is duly executed and delivered by the Company and each of the Subsidiary
Guarantors (assuming due authorization, execution and delivery thereof by Trimont, Ski Lifts and the Trustee), the Indenture will constitute the valid and legally binding agreements of the Company and each the Subsidiary Guarantors, enforceable against the Company and each of the Subsidiary Guarantors in accordance with its terms.

        7. The Notes are in the form contemplated by the Indenture. The Notes have each been duly and validly authorized by the Company and, when duly executed and delivered by the Company and paid for by the Initial Purchaser in accordance with the terms of the Purchase Agreement (assuming the due authorization, execution and delivery of the Indenture by the Trustee and due authentication and delivery of the Notes by the Trustee in accordance with the Indenture), will constitute the valid and legally binding obligations of the Company, entitled to the benefits of the Indenture, and enforceable against the Company in accordance with their terms. The Guarantees endorsed on the Notes and the guarantees to be endorsed on the Exchange Notes and the Private Exchange Notes have each been duly authorized by each of the Subsidiary Guarantors (other than Trimont and Ski Lifts, as to whom we express no opinion) and, when the Notes are executed by the Company and the Guarantees are executed by the Subsidiary Guarantors and the Notes are authenticated by the Trustee in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchaser in accordance with the terms of the Purchase Agreement (assuming due authorization, execution and delivery of the Indenture by Trimont, Ski Lifts and the Trustee and due authorization and delivery of the Notes by the Trustee in accordance with the Indenture), will constitute the valid and legally binding obligations of each of the Subsidiary Guarantors, entitled to the benefits of the Indenture, and enforceable against each of the Subsidiary Guarantors in accordance with their terms.

        8. The Exchange Notes and the Private Exchange Notes have been duly and validly authorized by the Company, and when the Exchange Notes and the Private Exchange Notes have been duly executed and delivered by the Company in accordance with the terms of the Registration Rights Agreement and the Indenture (assuming the due authorization, execution and delivery of the Indenture by the Trustee and due authentication and delivery of the Exchange

CIBC Wood Gundy Securities Corp.
Page 5


Notes and the Private Exchange Notes by the Trustee in accordance with the Indenture), will constitute the valid and legally binding obligations of the Company, entitled to the benefits of the Indenture, and enforceable against the Company in accordance with their terms.

        9. The Company and each of the Subsidiary Guarantors (other than Trimont and Ski Lifts, as to whom we express no opinion) have all requisite corporate power and authority to execute, deliver and perform their obligations under the Registration Rights Agreement; the Registration Rights Agreement has been duly and validly authorized by the Company and each of the Subsidiary Guarantors (other than Trimont and SkiLifts, as to whom we express no opinion) and, when duly executed and delivered by each of the Company and the Subsidiary Guarantors (assuming due authorization, execution and delivery thereof by Trimont, Ski Lifts and the Initial Purchaser), will constitute the valid and legally binding agreement of the Company and each of the Subsidiary Guarantors, enforceable against the Company and each of the Subsidiary Guarantors in accordance with its terms, except that any rights to indemnity or contribution thereunder may be limited by federal and state securities laws and public policy considerations.

        10. The Company and each of the Subsidiary Guarantors (other than Trimont and Ski Lifts, as to whom we express no opinion) has all requisite corporate power and authority to execute, deliver and perform its obligations under the Purchase Agreement and to consummate the transactions contemplated thereby; the Purchase Agreement and the consummation by the Company and each of the Subsidiary Guarantors of the transactions contemplated thereby have been duly and validly authorized by the Company and each of the Subsidiary Guarantors (other than Trimont and Ski Lifts, as to whom we express no opinion); and the Purchase Agreement has been duly executed and delivered by the Company and each of the Subsidiary Guarantors (other than Trimont and Ski Lifts, as to whom we express no opinion).

        11. The Indenture, the Notes, the Guarantees and the Registration Rights Agreement conform in all material respects to the descriptions thereof contained in the Final Memorandum.

        12. None of the Company or the Subsidiary Guarantors is (A) in violation of its certificate of incorporation or bylaws (or similar organizational document) (except we express no opinion with respect to Trimont and Ski Lifts), (B) to our knowledge, in breach or violation of any statute, judgment, decree, order, rule or regulation of the United States of America, the State of New York or the General Corporation Law of the State of Delaware applicable to it or any of its properties or assets, except for any such breaches or violations which would not, individually or in the aggregate, have a Material Adverse Effect, or (C) in breach or default under (nor has any event occurred which, with notice or passage of time or both, would constitute a default under) or in violation of any of the terms or provisions of any agreements or instruments identified to us by the Company in an officers' certificate (a copy of which is attached hereto as Exhibit A) as being all of the Company's material contracts (the "Material Contracts") (except we express no opinion as to (i) breaches, defaults, violations or events under

CIBC Wood Gundy Securities Corp.
Page 6


Material Contracts which would not, individually or in the aggregate, have a Material Adverse Effect, (ii) violations resulting from cross-default provisions relating to defaults under an agreement which is not a Material Contract and (iii) violations of financial covenants).

     13. The execution, delivery and performance of the Purchase Agreement, the Indenture and the Registration Rights Agreement and the consummation of the transactions contemplated thereby (including, without limitation, the issuance and sale of the Notes to the Initial Purchaser and the making of the Guarantees by the Subsidiary Guarantors) will not conflict with or constitute or result in a breach or a default under (or an event which with notice or passage of time or both would constitute a default under) or violation of any of (A) the terms or provisions of any Material Contract, except for any such conflicts, breaches, violations, defaults or events which would not, individually or in the aggregate, have a Material Adverse Effect, (B) the certificate of incorporation or bylaws (or similar organizational document) of the Company or any of the Subsidiary Guarantors (except we express no opinion with respect to Trimont and Ski Lifts), or (C) (assuming compliance with all applicable state securities or "Blue Sky" laws, as to which we render no opinion, and assuming the accuracy of the representations and warranties of the Initial Purchaser in
Section 3.2 of the Purchase Agreement) any statute, judgement, decree, order, rule or regulation of the United States of America, the State of New York or the General Corporation Law of the State of Delaware known to us to be applicable to the Company or any of the Subsidiary Guarantors or any of their respective properties or assets, except for any such conflicts, breaches or violations which would not, individually or in the aggregate, have a Material Adverse Effect.

     14. Assuming the accuracy of the representations and warranties of the Company, the Subsidiary Guarantors and the Initial Purchaser in the Purchase Agreement, no consent, approval, authorization or order of any governmental authority is required for (A) the issuance and sale by the Company of the Notes to the Initial Purchaser or the consummation by the Company of the other transactions contemplated in the Purchase Agreement or (B) the issuance and sale by the Subsidiary Guarantors of the Guarantees or the consummation by the Subsidiary Guarantors of the other transactions contemplated in the Purchase Agreement, except such as may be required under state securities or "Blue Sky" laws, as to which we express no opinion, and those which have previously been obtained; provided, however that we express no opinion as to any consent, approval, authorization or order of any governmental authority that may be required by virtue of the Initial Purchaser's legal or regulatory status.

     15. To the best of our knowledge, the Company and the Subsidiary Guarantors own or possess adequate licenses or other rights to use all patents, trademarks, service marks, trade names, copyrights and know-how (collectively, "Intellectual Property") necessary to conduct the business now operated by them as described in the Final Memorandum, except where the failure to own or possess adequate licenses or other rights to such Intellectual Property would not reasonably be expected to have a Material Adverse Effect.

CIBC Woood Gundy Securities Corp.
Page 7

        16. To our knowledge, no legal or governmental proceedings are pending or threatened to which any of the Company or the Subsidiary Guarantors is a party or to which the property or assets of the Company or any of the Subsidiary Guarantors is subject which, if determined adversely to the Company or the Subsidiary Guarantors, would result, individually or in the aggregate, in a Material Adverse Effect, or which seeks to restrain, enjoin, prevent the consummation of or otherwise challenge the issuance or sale of the Notes or the consummation of the other transactions in the Final Memorandum under the caption "Use of Proceeds."

        17. To our knowledge, there are no legal or governmental proceedings involving or affecting the Company or any of the Subsidiary Guarantors or any of their respective properties or assets which would be required to be described in a prospectus pursuant to the Act that are not described in the Final Memorandum, nor are there any material contracts or other documents which would be required to be described in a prospectus pursuant to the Act that are not described in the Final Memorandum.

        18. None of the Company or the Subsidiary Guarantors is, or immediately after the sale of the Notes and the Guarantees to be sold under the Purchase Agreement and the application of the proceeds from such sale (as described in the Final Memorandum under the caption "Use of Proceeds") will be, in "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

        19. No registration under the Act of the Notes or the Guarantees is required in connection with the Notes to the Initial Purchaser as contemplated by the Purchase Agreement and the Final Memorandum or in connection with the initial resale of the Notes by the Initial Purchaser in accordance with Section
3.2 of the Purchase Agreement, and prior to the commencement of the Exchange Offer (as defined in the Registration Rights Agreement) or the effectiveness of the Shelf Registration Statement (as defined in the Registration Rights Agreement), and the Indenture is not required to be qualified under the TIA, in each case assuming (A)(i) that the purchasers who buy such Notes in the initial resale thereof are qualified institutional buyers as defined in Rule 144A promulgated under the Act ("QIBs") or accredited investors as defined in Rule 501(a)(1), (2), (3) or (7) promulgated under the Act ("Accredited Investors") or (ii) that the offer or sale of the Notes is made to a non-U.S. Person in an offshore transaction as such terms are defined in Regulation S under the Act, (B) the accuracy of the Initial Purchaser's representations and those of the Company contained in the Purchase Agreement regarding the absence of a general solicitation in connection with the sale of such Notes to the Initial Purchaser and the initial resale thereof and (C) the due performance by the Initial Purchaser of the agreements set forth in Section 3.2 of the Purchase Agreement.

        20. Neither the consummation of the transactions contemplated by the Purchase Agreement nor the sale, issuance, execution or delivery of the Notes will violate Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.

CIBC Wood Gundy Securities Corp.
Page 8

        In addition, we have participated in conferences with officers and representatives of the Company and the Subsidiary Guarantors, representatives of Ernst & Young LLP, the independent public accountants for the Company and the Subsidiary Guarantors, representatives of the Initial Purchaser and counsel for the Initial Purchaser, at which conferences the contents of the Final Memorandum and related matter were discussed, and, although we have not independently verified and are not passing upon and assume no responsibility for the accuracy, completeness or fairness of the statements contained in the Final Memorandum (except to the extent specified in paragraph 11 hereof), no facts have come to our attention which lead us to believe that the Final Memorandum, on the date thereof or at the Closing Date, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading (it being understood that we express no opinion with respect to the financial statements and related notes thereto and the other financial, statistical and accounting data included in the Final Memorandum).

        The opinions as expressed herein are subject to the following qualifications and assumptions:

        (a) the enforceability of the Indenture, the Notes, the Exchange Notes, the Private Exchange Notes, the Purchase Agreement, the Registration Rights Agreement and the obligations of the Company and the Subsidiary Guarantors thereunder and the availability of certain rights and remedial provisions provided for in such documents are subject to the effect of bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, arrangement, liquidation, conservatorship, and moratorium laws and are subject to limitations imposed by other laws and judicial decisions relating to or affecting the rights of creditors generally, and general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity) and upon the availability of injunctive relief or other equitable remedies, including, without limitation, where (i) the breach of convenants or provisions imposes restrictions or burdens upon a debtor and it cannot be demonstrated that the enforcement of such remedies, restrictions or burdens is reasonably necessary for the protection of a creditor; (ii) a creditor's enforcement of remedies, covenants or provisions under the circumstances, or the manner or procedures of such enforcement, would violate such creditor's implied covenant of good faith and fair dealing, or would be commercially unreasonable; or (iii) a court having jurisdiction finds that remedies, covenants or provisions were, at the time made, or are in application, unconscionable as a matter of law or contrary to public; and

        (b) with respect to the Indenture, the Notes, the Exchange Notes, the Private Exchange Notes, the Purchase Agreement and the Registration Rights Agreement, we express no opinion as to (i) the enforceability of cumulative remedies to the extent such cumulative remedies purport to or would have the effect of compensating the party entitled to the benefits thereof in amounts in excess of the actual loss suffered by such party or (ii) the severability provisions contained in such documents; and

CIBC Wood Gundy Securities Corp.
Page 9

        (c) requirements in the Transaction Documents specifying that provisions thereof may only be waived in writing may not be valid, binding or enforceable to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created modifying any provision of such documents.

        The opinions expressed herein are based upon and are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the laws of the United States of America and we express no opinion with respect to the laws of any other state or jurisdiction.

        Our opinions set forth in this letter are based upon the facts in existence and laws in effect on the date hereof and we expressly disclaim any obligation to update our opinions herein, regardless of whether changes in such facts or laws come to our attention after the delivery hereof.

        We understand that you will receive opinion letters from Lewis, D'Amato, Brisbois & Bisgaard, special California counsel to the Company, and Carney Badley Smith & Spellman, special Washington counsel to the Company, and believe that you are justified in relying on such opinion letters.

        This opinions is solely for the benefit of the addressee hereof in connection with the consummation of the transactions contemplated by the Purchase Agreement. This opinion may not be relied upon in any manner by any other person and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without our express prior written consent.

                                                Very truly yours,